SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 1, 2011

Tupper, Inc.
(Exact name of registrant as specified in its charter)

NV	333-149921	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7812 Melrose Street , Houston, TX	77022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  713-694-1110

#5 Ipil Street Project 3, Quezon City 1102, The Philippines (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective March 1, 2011, Zandra Grace Hernandez resigned as the Company’s sole officer and as a member of our board of directors and Greg Oliver S. Paez resigned as a member of our board of directors.  There was no known disagreement with Ms. Hernandez or Mr. Paez on any matter relating to the Company’s operations, policies or practices.

On March 1, 2011, the board of directors appointed Onie Ryan to act as our Chief Executive Officer, President and Treasurer as well as a member of our board of directors.

Ione “Onie” Ryan has over 30 years of experience in sales, pioneering new products, project management and equipment procurement and analysis. From 1978 to 1983, Ms. Ryan was Controller and General Manager of the 3rd largest retail furniture company in Houston. In 1983, Onie founded Houston DesignTek, Inc., a minority woman-owned business. Her expertise in both facility planning and project/construction management led to the formation in 1997 of Innovative Facilities Solutions (IFS). Both Houston DesignTek, Inc. and IFS were sold in October 2000. Onie developed OrderTrak in 1998, a software specifically designed to ease day-to-day handling of service/work orders for an end user through the use of PDA’s. From 2001 to February 2003, Onie spent her time as a consultant.

In February 2003, Onie formed Corporate Results, Inc. with a dual business model in mind. The first model focuses on selling to City, State and Federal agencies. Onie spent three years obtaining minority certifications which consist of WDBE (City of Houston), HUB, Total HUB Zone (SBA), and a GSA Contract. The second business model caters to Corporate America by providing procurement, consulting services and pioneering new products into the marketplace. The core competency of both business models is providing premier consulting, procurement services that include identifying market share and pioneering new products into the marketplace. This unique business model allows her clients to share in the profits of the procurement of FF&E not otherwise recognized by the end user.

Ms. Ryan is recognized throughout the industry as a project and product facilitator. Established processes and proven project controls have provided solutions to complex projects that have exceeded expectations. Starting in 2003, the inception of “hospitality+” (The Onie Collection) was begun; followed by XO Armor in 2006. In 2007, Onie began developing materials that could be used in glass transparencies to better protect our law enforcement and military. She and her co-inventor also began developing materials used to design opaque armor and reduce the thickness and weight of the steel currently being used on military vehicles. Together they have jointly developed materials that achieve these objectives for both transparent and opaque armor solutions. Onie is the co-inventor of XO Armor, XO Transparent Armor and the Opaque Armor technologies.

On March 1, 2011, the board of directors appointed Gil Sacher to act as our Secretary.

Mr. Sacher is President of The Broadsmoore Group, LLC. Prior to joining The Broadsmoore Group, Gil was a Managing Director at NewOak Capital, heading the Firm’s high net worth and Family Office coverage. Gil has more than 22 years of Wall Street experience. He spent 15 years at Lehman Brothers in the Investment Management Division. In his most recent role at Lehman Brothers, Gil headed a desk focused on the internal distribution of private equity, asset management and absolute return strategy products. Prior to that, he was part of the New York Sales Management Team, where he co-managed a high-net worth sales force of 130 advisors with north of $550 million in annual revenues. Gil transitioned into management after building a successful private client business. Gil began his career at Shearson Lehman, initially as a research analyst in their Municipal Valued Investment Portfolio Program Group and then as a Floor Trader on the New York Stock Exchange. After Shearson Lehman and prior to Business School, Gil spent a total of 5 years with PaineWebber, in the Firm’s Municipal Research, Sales & Trading and Public Finance groups. Mr. Sacher holds Series 7, 63/65 (66), 79 and 9/10 licenses from FINRA, formerly the Nat’l Association of Securities Dealers (NASD). Mr. Sacher received a Bachelors of Science in Finance and International Business from New York University in 1989 and an MBA from Columbia University's Business School in 1995.

There are no family relationships between Ms. Ryan or Mr. Sacher and any of our directors or executive officers.

Neither Ms. Ryan nor Mr. Sacher have had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.  At this time, we do not have any employment agreements with Ms. Ryan or Mr. Sacher.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tupper, Inc.

/s/ Onie Ryan
Onie Ryan
Chief Executive Officer

Date: March 3, 2011